SCHEDULE 14A INFORMATION

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HI-TECH PHARMACAL CO., INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HI-TECH PHARMACAL CO., INC.

369 Bayview Avenue

Amityville, New York 11701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 13, 2008

To Hi-Tech Pharmacal Co., Inc. Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hi-Tech Pharmacal Co., Inc. (the “Company” or “Hi-Tech”) will be held on November 13, 2008, at 10:00 a.m., Eastern Standard Time, at Bank of America, 300 Broad Hollow Road, Melville, New York 11747 (the “Meeting”), for the following purposes, all as more fully described in the accompanying Proxy Statement:

1.  To elect Messrs. David S. Seltzer, Reuben Seltzer, Martin M. Goldwyn, Yashar Hirshaut, M.D., Bruce W. Simpson, Anthony J. Puglisi and Jack van Hulst to the Board of Directors, each to serve for a term to expire at the 2009 Annual Meeting;

2.  To ratify the appointment of Eisner LLP as the Company’s independent auditors for the fiscal year ending April 30, 2009; and

3.  To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 23, 2008 will be entitled to receive notice of and to vote at the Meeting. A complete list of stockholders entitled to vote at the Meeting will be maintained at the offices of the Company for a period of at least ten days prior to the Meeting.

Whether or not you expect to attend the Meeting, we urge you to sign, date and return the enclosed proxy card, read the accompanying Proxy Statement, and then complete and return the proxy card in the accompanying envelope as soon as possible, so that your shares may be represented at the Meeting.

By Order of the Board of Directors,

David S. Seltzer

President, Chief Executive Officer, Secretary

and Treasurer

Dated: October 7, 2008

HI-TECH PHARMACAL CO., INC.

369 Bayview Avenue

Amityville, New York 11701

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on November 13, 2008

This Proxy Statement is furnished to stockholders of Hi-Tech Pharmacal Co., Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies for use at its Annual Meeting of Stockholders and any adjournments thereof (the “Meeting”). The Meeting is scheduled to be held on November 13, 2008, at 10:00 a.m., Eastern Standard Time, at Bank of America, 300 Broad Hollow Road, Melville, New York 11747.

INTRODUCTION

The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company in connection with the Meeting to be held at Bank of America, 300 Broad Hollow Road, Melville, New York 11747, on November 13, 2008, at 10:00 a.m., Eastern Standard Time, or any adjournment or adjournments thereof. This Proxy Statement and the accompanying proxy will first be sent to stockholders on or about October 7, 2008.

At the Meeting, stockholders will be asked to vote upon: (1) the election of seven directors; (2) the ratification of the Company’s independent auditors; and (3) such other business as may properly come before the Meeting and at any adjournments thereof.

Each proxy executed and returned by a stockholder may be revoked at any time thereafter by written revocation, by execution of a written proxy bearing a later date or by attending the Meeting and voting in person. No such revocation will be effective, however, with respect to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. Where instructions are indicated, proxies will be voted in accordance therewith. Where no instructions are indicated, proxies will be voted for the election of the nominees for director set forth herein and for the other proposals.

The Board of Directors has fixed September 23, 2008 as the record date (the “Record Date”) for the purpose of determining the stockholders entitled to notice of and to vote at the Meeting. As of such date, there were issued and outstanding and entitled to vote 11,410,218 shares of the Company’s common stock par value $.01 per share (the “Common Stock”), each such share being entitled to one vote. A quorum of the stockholders, present in person or by proxy, consists of the holders of a majority of the outstanding shares.

The cost of solicitation of proxies will be borne by the Company. The Board of Directors may use the services of the individual directors, officers and other regular employees of the Company to solicit proxies personally or by telephone or facsimile and may request brokers, fiduciaries, custodians and nominees to send proxies, Proxy Statements and other material to their principals and reimburse them for their out-of-pocket expenses.

PROPOSAL 1:    ELECTION OF DIRECTORS

Directors are elected at each Annual Meeting of Stockholders and hold office until the next Annual Meeting of Stockholders when their respective successors are duly elected and qualified. The persons named in the enclosed proxy intend to vote for the election of the seven nominees listed below, unless instructions to the contrary are given therein. All of the nominees are currently directors, except for Jack van Hulst. Mr. van Hulst’s nomination was recommended by the Nominating Committee. Mr. Robert M. Holster will not stand for re-election as a director at the Annual Meeting.

The seven nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require the substitution of some other person or persons for any one or more of the nominees, the person or persons voting the proxies will vote for such nominee or nominees as the Company may select. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to elect each nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

Nominees for director:

Name	Position with the Company or Principal Occupation	Served as Director from
David S. Seltzer	Chairman, Chief Executive Officer, President, Secretary and Treasurer of the Company	1992
Reuben Seltzer	Consultant to the Company on legal matters and special projects, Director of Neuro-Hitech, Inc., a drug development company engaged in the development and commercialization of Huperzine A and its analogues and a Member of Marco Hi-Tech, LLC	1992
Martin M. Goldwyn	Member of the law firm of Tashlik, Kreutzer, Goldwyn & Crandell P.C.	1992
Yashar Hirshaut, M.D.	Associate Clinical Professor of Medicine at Cornell University Medical College, Research Professor of Biology at Yeshiva University, editor-in-chief of the Professional Journal of Cancer Investigation and practicing medical oncologist	1992
Anthony J. Puglisi	Vice President and Chief Financial Officer of Sbarro, Inc., an owner, operator and franchisor of quick service restaurants	2004
Bruce W. Simpson	President and Chief Executive Officer of B.W. Simpson & Associates, a company providing consulting services to small and emerging pharmaceutical companies in the areas of marketing, business development and strategic planning	2004
Jack van Hulst	Senior Executive with domestic and global experience in the pharmaceutical industry	—

Executive Officers, Directors and Significant Employees

The following table sets forth certain information with respect to the executive officers, directors and significant employees of the Company, including the nominees for election as director.

Name	Position
David S. Seltzer	Chairman, Chief Executive Officer, President, Secretary, Treasurer and Director
William Peters	Vice President and Chief Financial Officer
Martin M. Goldwyn	Director
Yashar Hirshaut, M.D.	Director
Anthony J. Puglisi	Director
Reuben Seltzer	Director
Bruce W. Simpson	Director
Jack van Hulst	Nominee for Director

David S. Seltzer, 48, has been Chairman of the Board since September 2004, Chief Executive Officer and President of the Company since May 1998 and a Director, Secretary and Treasurer since February 1992. From July 1992 to May 1998, Mr. Seltzer was Executive Vice President-Administration and since July 1992, Vice President-Administration and Chief Operating Officer of the Company since March 1992. Mr. Seltzer received a B.A. in Economics from Queens College in 1984. David S. Seltzer is the brother of Reuben Seltzer.

William Peters, 41, has been Vice President and Chief Financial Officer of the Company since June 2004. From September 2003 to May 2004 he was Vice President of Corporate Development. From 1998 to 2001 Mr. Peters was Manager of Corporate Financial Analysis and Pharmaceutical Economics at Merck & Co., Inc. (“Merck”). From 2001 to September 2003, he was the Director, Financial Evaluations for the Medco Health Solution subsidiary of Merck. During his seven year career at Merck, he also served as Manager of Treasury Planning and Analysis. He began his career in General Electric’s Financial Management Program at its Aerospace division, where he later held positions in financial analysis and internal auditing. He earned an M.B.A. from Wharton School of Business, University of Pennsylvania in 1996 and a B.S. in Business Administration from Bucknell University.

Martin M. Goldwyn, 56, has been a Director of the Company since May 1992. Mr. Goldwyn is a member of the law firm of Tashlik, Kreutzer, Goldwyn & Crandell P.C. Mr. Goldwyn received a B.A. in finance from New York University in 1974 and a Juris Doctor from New York Law School in 1977.

Yashar Hirshaut, M.D., 70, has been a Director of the Company since September 1992. Dr. Hirshaut is a practicing medical oncologist and is currently an Associate Clinical Professor of Medicine at Cornell University Medical College. Since July 1986, he has been a Research Professor of Biology at Yeshiva University. In addition, he has served as editor-in-chief of the Professional Journal of Cancer Investigation since July 1981. Dr. Hirshaut received a B.A. from Yeshiva University in 1959 and his medical degree from Albert Einstein College of Medicine in 1963.

Jack van Hulst, 69, has been a senior executive with 39 years of domestic and global experience in many sectors of the pharmaceutical industry. From 1999 to 2005 he was Executive Vice President of MOVA Pharmaceutical Corporation, a contract manufacturer in Puerto Rico with three manufacturer sites and approximately 1,700 employees. MOVA merged with the publicly held Canadian contract manufacturer Patheon, which is the largest worldwide pharmaceutical contract manufacturer. From 1997 to 1998, he was a consultant responsible for special project implementation related to Women’s Healthcare at Population Council. From 1993 to 1996 he was President and Chief Executive Officer of Morton Grove Pharmaceuticals, Inc., a manufacturer and marketer of generic liquid prescriptions and OTC pharmaceuticals prior to its sale to William Blair Capital Partners. From 1991 to 1993 he was President and Chief Executive Officer of Pennex Products, Inc., a

manufacturer and marketer of OTC drugs prior to its sale to Rexall-Sundown. He is a Board Member of The International Center, New York, New York; Senesco Technologies, Inc., New Brunswick, New Jersey (AMEX:NST); and Napopharma (LSE:NAPU). Mr. van Hulst has from time to time performed certain consulting services on behalf of the Company during the past two fiscal years. He received a Law Degree from the University of Utrecht, The Netherlands.

Anthony J. Puglisi, 59, has been a Director of the Company since September 2004. Mr. Puglisi is Vice President and Chief Financial Officer of Sbarro, Inc., an owner, operator and franchisor of quick-service restaurants, since February 2004. Prior to joining Sbarro, Mr. Puglisi was the Vice President and Chief Financial Officer of Langer, Inc., a provider of products used to treat muscle-skeletal disorders, from April 2002 to February 2004. Mr. Puglisi was Senior Vice President and Chief Financial Officer of Netrex Corporation from September 2000 to October 2001 and Executive Vice President and Chief Financial Officer of Olsten Corporation, a provider of staffing and home health care services, from 1993 to March 2000. Mr. Puglisi has been a certified public accountant in New York for over twenty-five years. He earned a B.B.A. in Accounting from Bernard Baruch College.

Reuben Seltzer, 52, has been a Director of the Company since April 1992. Mr. Seltzer is currently serving as a consultant to the Company on legal matters and special projects. Mr. Seltzer is Vice Chairman and Director of Neuro-Hitech Pharmaceuticals, Inc., a drug development company engaged in the development and commercialization of Huperzine A and its analogues since February 2006. Mr. Seltzer is a Member of Marco Hi-Tech, LLC. Mr. Seltzer had been president of R.M. Realty Services Inc., a real estate investment and consulting company from May 1988 to September 1992. From May 1983 to May 1988 Mr. Seltzer was a vice president and attorney with Merrill Lynch Hubbard Inc., a real estate investment subsidiary of Merrill Lynch and Company. Mr. Seltzer received a B.A. in Economics from Queens College in 1978, a Juris Doctor from the Benjamin N. Cardozo School of Law in 1981 and a L.L.M. from the New York University School of Law in 1987. Reuben Seltzer is the brother of David S. Seltzer.

Bruce W. Simpson, 66, has been a Director of the Company since September 2004. Mr. Simpson is President and CEO of B.W. Simpson & Associates, a consulting company that works with small and emerging pharmaceuticals companies in the areas of marketing, business development and strategic planning. Prior to founding his own healthcare-consulting firm in 1998, from July 1998 to August 1999, Mr. Simpson was President of Genpharm, Inc., located in Ontario, Canada, a division of E. Merck. From 1992 to July 1998, he served as President and CEO of Medeva Pharmaceuticals in Rochester, New York. He has been affiliated with the American Academy of Allergy and currently is a Director of Draxis Health Inc. and Radial Pharmaceutical Co. Mr. Simpson holds a B.S. in Marketing from Fairleigh Dickinson University, an M.B.A. in Marketing from the University of Hartford, and has done post-graduate work in healthcare marketing at UCLA. Prior to entering the pharmaceutical field, Mr. Simpson served as a Captain in the United States Marine Corps.

Significant Employees

Name	Position
Tanya Akimova, Ph.D.	Director of New Business Development
Gary M. April	President of Health Care Products Division; Divisional Vice President of Sales
Edwin A. Berrios	Vice President of Sales and Marketing
Joanne Curri	Director of Regulatory Affairs
Polireddy Dondeti, Ph.D.	Vice President and Senior Director of Research and Development
Bryce Harvey.	President, Midlothian Laboratories
Jesse Kirsh	Vice President of Quality
Christopher LoSardo	Vice President of Corporate Development
Eyal Mares	Vice President of Operations
Pudpong Poolsuk	Senior Director of Science
Margaret Santorufo	Vice President and Controller
James P. Tracy	Vice President of Information Systems

Set forth below is a brief background of key employees of the Company:

Tanya Akimova, Ph.D., 54, has been Director of New Business Development of the Company since October 2000. From 1998 to 2000 she was Senior Manager of Business Development at American Biogenetic Sciences, Inc., and prior to that she was Vice President, Administration and Business Development of Panax Pharmaceutical Company Ltd. (currently InKine Pharmaceutical Company). Dr. Akimova holds a Ph.D. degree from St. Petersburg University, Russia and an M.B.A. degree from the Averell Harriman School of Management and Policy, SUNY at Stony Brook.

Gary M. April, 51, has been the President of the Company’s Health Care Products Division since May 1998 and Divisional Vice President of Sales since January 1993. From February 1987 to November 1992, Mr. April was the National Accounts Manager of Del Pharmaceutical Co. Mr. April received a B.A. from St. Louis University in 1978 and an M.B.A. from Fontbonne College in 1990.

Edwin A. Berrios, 56, has been Vice President of Sales and Marketing of the Company since January 1999 and Director of National Accounts since November 1997. Mr. Berrios has over 30 years experience in the generic pharmaceutical industry. From 1975 to 1997 Mr. Berrios held management positions at Zenith Goldline Pharmaceuticals (now Ivax Pharmaceuticals). Mr. Berrios has attended Long Island University.

Joanne Curri, 68, has been Director of Regulatory Affairs of the Company since August 1999 and Regulatory Affairs Coordinator from 1990 to 1999. Ms. Curri was employed at Altana Inc. for four years as Regulatory Affairs Coordinator. Ms. Curri has over 20 years of experience in the pharmaceutical industry and has attended Hofstra University.

Polireddy Dondeti, Ph.D., 43, has been Vice President of the Company since September 2008 and Senior Director of Research and Development of the Company since October 2003. From July 1998 to September 2003, Dr. Dondeti was the Director and then Senior Director of Product Development at Morton Grove Pharmaceuticals, Inc. From January 1995 to July 1998, Dr. Dondeti was a Formulation Scientist and then Team leader in Research and Development at Barr Laboratories, Inc. Dr. Dondeti received a Ph.D. in Pharmaceutics from University of Rhode Island in 1994 and an M.S. in Pharmaceutics from University of Rhode Island.

Bryce Harvey, 52, has been President of Midlothian Laboratories since December 2007. From September 2003 to December 2007, he was President of Midlothian Laboratories, LLC. From 1981 to 2003 he was at Ortho/McNeil Pharmaceutical where his responsibilities included Hospital Sales, Medicaid contacts, training new representatives, coordinating speaker and grand rounds programs for physicians and other healthcare professionals. From December 1995 to March 2006 he was President and Chief Executive Officer of LCM Pharmaceutical, a company that focuses on research and development of unique drug delivery systems and niche products. He has over 30 years of experience in the pharmaceutical industry, including but not limited to retail independent sales, drug wholesale, and major pharmaceutical sales. He has developed and currently holds several trademarks and patents and has successfully introduced product lines of over-the-counter as well as pharmaceutical proprietary products. He has been the recipient of numerous achievement awards, including being nominated to the Presidents Circle within Ortho/McNeil Pharmaceutical. He is a graduate of Florida State University with a Bachelor of Science degree in marketing.

Jesse Kirsh, 50, has been Vice President of Quality since November 2006, Senior Director of Quality Assurance of the Company since October 2003 and Director of Quality Assurance since March 1994. From May 1992 to March 1994, Mr. Kirsh was the Manager of Quality Assurance at NMC Laboratories Inc., a division of AlPharma. Mr. Kirsh received a B.S. in Chemistry from State University of New York at Albany. He has over 20 years of experience in the pharmaceutical industry.

Christopher LoSardo, 42, has been Vice President of Corporate Development since October 2005. From April 1998 through September 2005, he was employed by Eon Labs (now part of Sandoz) as Marketing Manager and Contract Administrator, and Director of Communications. Prior to April 1998, Mr. LoSardo held various Marketing and Product Management positions with Forest Laboratories, Center Labs and Rugby Laboratories. He earned an M.B.A and B.S degree from St. John’s University in New York.

Eyal Mares, 45, has been Vice President of Operations since October 9, 2006. From September 1991 to January 1995, Mr. Mares was the plant engineer at Agis Industries in Israel. He relocated to the United States to assume the position of Director of Engineering at Clay-Park Labs, Inc. In October 2003 he was promoted to Vice President of Operations at Clay-Park and remained in that position until June 2006 through the acquisition of Clay-Park by Perrigo. Mr. Mares completed his studies for a BSME at the University of Ben Gurion in Israel.

Pudpong Poolsuk, 64, has been Senior Director of Science since May 2000. From July 1996 to May 2000, she was the Associate Director, Compliance—Research and Development at Barr Labs. From July 1991 to July 1996, Ms. Poolsuk was a Senior Compliance Auditor at Barr Laboratories. Ms. Poolsuk received a B.S. from Central Philippine University in 1968.

Margaret Santorufo, 42, has been Vice President and Controller since June 2004. Since October 2002 she has been Controller of the Company. From June 1995 through July 2001 she was Vice President and Controller of Family Golf Centers, Inc. From August 1989 through May 1995 she was an audit supervisor with Richard A. Eisner & Company, LLP. Ms. Santorufo is a certified public accountant and holds a Bachelors Degree in Accounting from St. John’s University.

James P. Tracy, 64, has been Vice President of Information Systems since August 2004. Mr. Tracy has over 35 years experience in the pharmaceutical industry. From February 2003, Mr. Tracy was Director of Supply Chain Management for Yamanouchi Pharma America. From August 1998 Mr. Tracy was Vice President of Technology and Operations with Integrated Commercialization Solutions, an AmerisourceBergen company. Mr. Tracy’s career also includes management positions with Livingston Healthcare Services, Goldline Laboratories and Johnson Drug Company. Mr. Tracy graduated from Massey College.

Director’s Compensation

For their services on the Board, the Company pays each director a fee of $2,000 per quarter. Each member of the Board is reimbursed for expenses incurred in connection with each Board or Committee meeting attended. In addition, each non-employee director is granted options annually to purchase 11,250 shares of Common Stock under the Company’s 1994 Directors Stock Option Plan and the Chairman of each committee receives options to purchase an additional 1,250 shares of Common Stock.

Committees and Meetings of the Board of Directors

During Fiscal Year 2008, the Board of Directors held 9 meetings. In addition, there were 2 actions taken by unanimous written consent. Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the committees on which the director served. The Company encourages its board members to attend its annual meeting. A majority of the board members of the Company attended the prior year’s annual meeting.

Independence of Directors

The Board has determined that the following directors and nominee, who constitute a majority of the Board, are independent within the meaning of the NASDAQ listing standards: Yashar Hirshaut, M.D., Bruce W. Simpson, Anthony J. Puglisi and Jack van Hulst. In addition, the Board has determined that through the date of the Meeting, Robert M. Holster was independent.

The Board has three committees: the Audit Committee, the Nominating Committee and the Compensation Committee.

Committees

Audit Committee.    The Audit Committee makes recommendations to the Board of Directors concerning the engagement of an independent registered public accounting firm, reviews with such firm the plans and results of the audit engagement, reviews the independence of such firm, considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal controls. In addition, the Audit Committee meets periodically with the independent auditors and representatives of management to review accounting activities, financial control and reporting. The Audit Committee is comprised of three independent non-employee directors. Messrs. Yashar Hirshaut, M.D, Robert M. Holster and Anthony J. Puglisi serve on the Audit Committee. If elected as a director at the Meeting, Mr. Jack van Hulst will become a member of the Audit Committee in the place of Robert M. Holster. Anthony J. Puglisi is the audit committee financial expert as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and is independent within the meaning of the NASDAQ listing standards. The Audit Committee held 6 meetings during fiscal 2008. The Audit Committee operates under a written charter adopted by the Board, a copy of which was attached to the Company’s Proxy Statement dated October 11, 2007. All of the members of the committee are “independent” as defined under the rules promulgated by the NASDAQ listing standards.

Compensation Committee.    The Compensation Committee is responsible for establishing salaries, bonuses, and other compensation for the Company’s officers. The Compensation Committee is comprised of Messrs. Yashar Hirshaut, M.D., Robert M. Holster and Bruce W. Simpson, and had 2 telephonic meeting and 3 actions were taken by unanimous written consent during fiscal 2007. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of an entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee. All members of the Compensation Committee are “independent” as defined under the rules promulgated by the NASDAQs’ listing standards. The Compensation Committee is responsible for administering the Company’s Stock Option Plan, with full power to interpret the Plan and to establish and amend rules for its administration. The Compensation Committee is also authorized to determine who from the eligible class of persons shall be granted options and the terms and provisions of the options. The Board of Directors of the Company is responsible for administering the Company’s 1994 Directors Stock Option Plan. The Compensation Committee has a written charter, a copy of which is attached as Appendix A.

Nominating Committee.    The Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Stockholders in accordance with the Nominating Committee’s charter, a copy of which was attached to the

Company’s Proxy Statement dated October 11, 2007. Established in September, 2004, the Nominating Committee is comprised of Anthony Puglisi and Bruce W. Simpson and took 1 action by written consent during fiscal 2008. They are non-management directors who are “independent” as defined under the rules promulgated by the NASDAQ listing standards. The Nominating Committee has approved Jack van Hulst as a nominee for inclusion on the proxy card. Mr. van Hulst was recommended to the Nominating Committee by the Company’s Chief Executive Officer.

In evaluating the suitability of individuals for Board membership, the Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a publicly-traded company in today’s business environment; the individual’s understanding of the Company’s business and markets; the individual’s professional expertise and educational background; and other factors that promote diversity of views and experience. The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Committee may identify certain skills or attributes, such as financial experience and business experience, as being particularly desirable to help meet specific Board needs that have arisen. The Committee does not distinguish between nominees recommended by stockholders and other nominees.

In identifying potential candidates for Board membership, the Committee relies on suggestions and recommendations from the Board, stockholders, management and others. Stockholders wishing to suggest candidates to the Committee for consideration as directors must submit a written notice to the Company’s secretary, David S. Seltzer, at the address set forth on the first page of this Proxy Statement, who will provide it to the Committee. The Company’s By-Laws set forth the procedures a stockholder must follow to nominate directors.

It is proposed that six directors and one nominee, five of whom are non-management and four of whom are independent directors, be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected. The Nominating Committee and the Board of Directors have recommended to the Board, and the Board has approved, the persons named and, unless otherwise marked, a proxy will be voted for such persons.

Corporate Governance

The Company is committed to principles of sound corporate governance. The Company periodically reviews its corporate governance practices in light of the Sarbanes-Oxley Act of 2002 and changes in the rules and regulations of the Securities and Exchange Commission (“SEC”) and the listing standards of The NASDAQ Global Market Inc. (“NASDAQ”). Sound corporate governance is essential to running the Company’s business effectively and to maintaining the Company’s reputation of integrity in the marketplace. A majority of the Company’s Board of Directors consist of independent directors. To qualify as independent, a director must meet the independence standards set out by the SEC, the NASDAQ listing standards and any other applicable regulatory body, and the Board of Directors must affirmatively determine that a director has no material relationship with the Company, other than as a director. The Company’s outside directors have telephone meetings and board and committee meetings from time to time without management being present.

Policies on Code of Ethics

The members of the Board of Directors, officers and employees of the Company, including without limitation, executive and senior personnel, are required to comply with a Code of Ethics (the “Code”). The Code is intended to be a standard and tool against which to measure their actions and to help such individuals to recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. The Code covers areas of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, strict maintenance of confidential information, compliance with all applicable laws and regulations and oversight of ethics and compliance by employees of the Company.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code. The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company has such procedures in place.

Code of Ethics

We will provide a copy of our Code of Ethics to any person, without charge, upon request to Hi-Tech Pharmacal Co., Inc., Attention: Investor Relations, 369 Bayview Avenue, Amityville, NY 11701, (631) 789-8228.

Communications with Directors

A stockholder may communicate with the directors of the Company and the Company’s Committees by sending an e-mail to compliance@hitechpharm.com. A stockholder may also write to any of the directors c/o William Peters at Hi-Tech Pharmacal Co., Inc., 369 Bayview Avenue, Amityville, NY 11701.

Communications are distributed to the Board, or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as: spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provisions that any communication that is filtered out must be made available to any outside Director upon request.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that all Section 16(a) filing requirements were met during fiscal 2008. In making this statement, the Company has relied on the written representations of its incumbent directors and officers and copies of the reports they have filed with the Securities and Exchange Commission and NASDAQ.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a narrative describing how compensation for our named executive officers is established and should be read in conjunction with the compensation tables and related narrative descriptions set forth below.

Objectives and Philosophy of Our Executive Compensation Program

Our mission is to be a significant provider of quality products in the markets we serve. To support this and other strategic objectives as approved by the Board of Directors and to provide adequate returns to stockholders, we must compete for, attract, develop, motivate, and retain top quality executive talent at the corporate office and operating business units during periods of both favorable and unfavorable business conditions.

Our executive compensation program is a critical management tool in achieving this goal. “Pay for performance” is the underlying philosophy for our executive compensation program. Consistent with this philosophy, the program has been carefully conceived and is independently administered by the Compensation Committee of the Board of Directors, which is comprised entirely of non-employee directors.

The program is designed and administered to:

•	reward individual and team achievements that contribute to the attainment of our business goals; and

•

provide a balance of total compensation opportunities, including salary, bonus, and longer-term cash and equity incentives, that are competitive with similarly situated companies and reflective of our performance.

In seeking to link executive pay to corporate performance, the Compensation Committee believes that the most appropriate measure of corporate performance is the increase in long-term shareholder value, which involves improving such quantitative performance measures as revenue, net income, cash flow, operating margins, earnings per share, and return on stockholders’ equity. The Compensation Committee may also consider qualitative corporate and individual factors which it believes bear on increasing our long-term value to our stockholders. These include: (i) revenue growth; (ii) increases in operating income; (iii) the attainment of specific financial goals; (iv) the development of competitive advantages; (v) the ability to deal effectively with the growing complexity of our businesses; (vi) success in developing business strategies and managing costs; (vii) execution of divestitures, acquisitions, and strategic partnerships; (viii) implementation of operating efficiencies; and (ix) the general performance of individual job responsibilities.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash incentive bonus;

•	a long-term incentive represented by stock options; and

•	insurance, 401(k) plan and other employee benefits.

The Company has not, prior to 2008, had a formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing information provided by management, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. In determining the amount of compensation to be paid to our executive officers, the Compensation Committee adheres to compensation policies pursuant to which executive compensation is determined. Base salary determinants include the prevailing rate of compensation for positions of like responsibility in the particular geographic area, the level of the executive’s compensation in relation to our other executives with the same, more, or less responsibilities, and the tenure of the individual.

Minimum base salaries are mandated by our employment agreements for Mr. David Seltzer and Mr. William Peters.

Base salaries are reviewed annually or when employment contracts expire by our Compensation Committee, and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Annual Cash Incentive Bonus. The Compensation Committee has the authority to award annual bonuses to individual senior executives in accordance with evaluation and performance criteria established each year, and based on the extent to which those criteria were achieved. The Committee believes that the short term bonus plan promotes the Company’s performance-based compensation philosophy by providing executives with direct financial incentives in the form of annual cash bonuses for achieving specific performance goals. Bonus criteria are established, and bonuses ultimately awarded, in a manner intended to reward both overall corporate performance and an individual’s participation in attaining such performance.

In August 2008, the Compensation Committee approved the cash bonus amount to be paid to William Peters for services performed in 2008. The bonus amount awarded to Mr. Peters for fiscal year 2008 was 18.5% of his 2007 base salary, or $45,000. The cash bonus awarded was determined based on certain accomplishments during the period. The Compensation Committee did not approve a cash bonus for Mr. Seltzer.

Stock Options. The long-term component of our executive compensation program consists of stock options. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interest of our executives and our stockholders. Stock options are granted upon the recommendation of management and approval of the Compensation Committee based upon their subjective evaluation of the appropriate amount for the level and amount of responsibility of each executive officer. Factors entering into this process include company-level performance, the individual executive’s performance, the amount of equity previously awarded to the executive and the vesting of such awards.

The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

The options generally permit the option holder to buy the number of shares of the underlying Common Stock (an option exercise) at a price equal to the market price of the Common Stock at the time of grant. Thus, the options generally gain value only to the extent the stock price exceeds the option exercise price during the term of the option. Generally, the options vest over a period of four years, with 25% vesting upon the first anniversary of the date of grant and 25% on each anniversary thereafter, and expire no later than ten years after grant.

Equity awards are typically granted to our executives annually in conjunction with the review of their individual performance. We set the exercise price of all stock options to equal the closing price of our Common Stock on the NASDAQ Stock Market on the day of the grant.

Benefits and Other Compensation. We maintain broad-based benefits that are provided to all employees, including health and dental insurance, and a 401(k) plan. Executive officers are eligible to participate in all of our employee benefit plans, at no cost. The Company matches 50% on the first 6% of the contributions to the 401(k) plan for all employees.

Mr. David Seltzer and Mr. William Peters received $10,400 and $6,000, respectively, for automobile reimbursements. These amounts were reported as taxable income.

Severance and Change-in-Control Benefits. Pursuant to employment agreements we have entered into with certain of our executives and our 1992 Stock Plan, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our Company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments upon Termination of Employment or Change-in-Control” below.

We believe providing these benefits help us compete for executive talent. We believe that our severance and change-in-control benefits are generally in line with severance packages offered to executives by other companies.

Compensation of the Chief Executive Officer

Determination of our compensation for David S. Seltzer, our Chief Executive Officer, takes into account the factors described above as pertinent to the remainder of our executives and employees, while also taking into consideration the proprietary nature of our business and efforts expended in connection with development of our business strategy and product development activities. The Compensation Committee more specifically took into account Mr. Seltzer’s (i) success in growing revenues, (ii) success in improving operating income compared to the prior year, (iii) achievement of certain specified financial and strategic targets, and (iv) success in leading and strengthening the executive team and the operating management teams. The Compensation Committee also took into account the amount of Mr. Seltzer’s compensation relative to chief executive officers of comparable companies.

Tax Considerations

Section 162(m) of the Internal Revenue Code prohibits us from deducting any compensation in excess of $1 million paid to certain of our executive officers, except to the extent that such compensation is paid pursuant to a stockholder approved plan upon the attainment of specified performance objectives. The Compensation Committee believes that tax deductibility is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Compensation Committee periodically reviews the potential consequences of Section 162(m) and generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m). However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that it be included in this Proxy Statement.

The Compensation Committee

Robert M. Holster

Yashar Hirshaut, M.D.

Bruce W. Simpson

Dated: October 6, 2008

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our board of directors is currently composed of Robert M. Holster (chair), Yashar M. Hirshaut, M.D., and Bruce W. Simpson. None of the members of the Compensation Committee has ever been an officer or employee of ours. None of our named executive officers serves or has served as a member of the Board of Directors or compensation committee of any other company that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Stock Ownership

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of October 1, 2008, by (i) each executive officer, identified in the Summary Compensation Table below; (ii) each director and nominee for director; (iii) all executive officers and directors as a group; and (iv) each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s Common Stock as of the date of the respective filings set forth below.

	Shares of Common Stock Beneficially Owned as of October 1, 2008(1)
Executive Officers, Directors and 5% Stockholders	Number of Shares		Percent of Class
David S. Seltzer c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	2,219,424	(2)	18.5%

Reuben Seltzer c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	1,147,240	(3)	9.8%

Estate of Bernard Seltzer c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	590,147	(4)	5.1%

Martin M. Goldwyn c/o Tashlik, Kreutzer, Goldwyn & Crandell P.C. 40 Cuttermill Road Great Neck, New York 11021	71,120	(5)	*

Yashar Hirshaut, M.D. c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	108,656	(6)	*

Robert M. Holster c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	66,188	(7)	*

William Peters c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	93,375	(8)	*

Anthony J. Puglisi c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	32,156	(9)	*

Bruce W. Simpson c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	30,656	(10)	*

Jack van Hulst c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	—

All Directors and Executive Officers as a group (8 persons)	3,768,815	(11)	29.8%

	Shares of Common Stock Beneficially Owned as of October 1, 2008(1)
Executive Officers, Directors and 5% Stockholders	Number of Shares		Percent of Class
The Galleon Group 590 Madison Avenue, 34th Floor New York, NY 10022	1,096,359	(12)	9.6%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue 11th Floor Santa Monica, CA 90410	843,939	(13)	7.4%

Roark, Reardon & Hamot LLC 420 Boylston Street Boston, MA 02116	748,220	(14)	6.6%

Accipter Capital Management LLC 399 Park Avenue 38th Floor New York, NY 10022-8113	735,062	(15)	6.4%

Columbia Management Advisors, Inc. 100 Federal Street 21th Floor Boston, MA 02110-1898	580,900	(16)	5.1%

*	Represents less than 1% of the outstanding shares of Common Stock including shares issuable to such beneficial owner under options which are presently exercisable or will become exercisable within 60 days.
(1)	Unless otherwise indicated, each person has sole voting and investment power with respect to the shares shown as beneficially owned by such person.
(2)	Amount includes options to purchase 618,750 shares of Common Stock exercisable within 60 days of October 1, 2008 and 353,544 shares of Common Stock owned by Mr. Seltzer’s wife and children and trusts for the benefit of two of his children.
(3)	Amount includes options to purchase 237,375 shares of Common Stock exercisable within 60 days of October 1, 2008 and 336,225 shares of Common Stock owned by Mr. Seltzer’s wife and children.
(4)	Amount includes options to purchase 121,875 shares of Common Stock which are fully vested and exercisable within 60 days of October 1, 2008.
(5)	Amount represents options to purchase 71,120 shares of Common Stock exercisable within 60 days of October 1, 2008.
(6)	Amount includes options to purchase 86,656 shares of Common Stock exercisable within 60 days of October 1, 2008 and 22,000 shares of Common Stock owned by Dr. Hirshaut.
(7)	Amount includes options to purchase 66,188 shares of Common Stock exercisable within 60 days of October 1, 2008.
(8)	Amount includes options to purchase 93,375 shares of Common Stock exercisable within 60 days of October 1, 2008.
(9)	Amount includes options to purchase 32,156 shares of Common Stock exercisable within 60 days of October 1, 2008.
(10)	Amount includes options to purchase 30,656 shares of Common Stock exercisable within 60 days of October 1, 2008.
(11)	Amount includes the total shares owned by directors and executive officers as a group (8 persons) at the close of business on October 1, 2008 and options to purchase 1,236,276 shares of Common Stock exercisable within 60 days of October 1, 2008.
(12)	Source: 13G Form filing on August 11, 2008
(13)	Source: 13F Form filing as of June 30, 2008.
(14)	Source: 13F Form filing on June 30, 2008.
(15)	Source: 13F Form filing on June 30, 2008.
(16)	Source: 13F Form filing on June 30, 2008.

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation paid during the fiscal year ended April 30, 2008 to the Company’s Chief Executive Officer and Chief Financial Officer (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Options Awards (#)(2)	All Other Compensation ($)(3)	Total ($)
David S. Seltzer	2008	421,000	0	256,000	27,000	704,000
President, Chief Executive Officer, Secretary, and Treasurer	2007	401,000	314,000	269,000	26,000	1,010,000
William Peters	2008	237,000	35,000	128,000	19,000	419,000
Vice President and Chief Financial Officer	2007	218,000	75,000	326,000	18,000	637,000

(1)	Represents base salary through April 30, 2008.
(2)	Represents the fair value of options granted on the grant date in accordance with SFAS 123(R).
(3)	Represents the matching contributions to the Hi-Tech Pharmacal Co., Inc. Employee Savings Plan and/or the dollar value of the premium paid by the Company for term life insurance for the benefit of the Named Executive Officer and automobile reimbursement that were reported as taxable income.

Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Options Awards (3)
David S. Seltzer	1/29/08	50,000	10.68	256,000
President, Chief Executive Officer, Secretary, and Treasurer	2/2/07	50,000	10.68	269,000
William Peters	1/29/08	25,000	10.68	128,000
Vice President and Chief Financial Officer	2/2/07	25,000	10.68	134,500
	8/9/06	25,000	15.09	191,500

(1)	The amounts set forth in this column reflect the number of stock options granted under our 1992 Stock Option Plan as amended. The options vest at the rate of 25% per year starting on the first anniversary of the grant and expire in 10 years from the date of grant.
(2)	The exercise price equals the closing price of our common stock on the date of grant.
(3)	The dollar values of stock options disclosed in this column are equal to the aggregate grant date fair value computed in accordance with SFAS 123R, except no assumptions for forfeitures were included.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
President, Chief Executive Officer,	112,500	—	$1.64	4/1/09
Secretary, and Treasurer	112,500	—	$1.78	6/1/10
	112,500	—	$3.84	11/15/11
	112,500	—	$11.56	1/14/13
	75,000	—	$14.99	12/4/13
	56,250	18,750	$12.05	2/1/15
	25,000	25,000	$23.98	3/8/16
	12,500	37,500	$10.68	2/2/17
	—	50,000	$10.68	1/29/18

William Peters	15,000	—	$19.95	9/9/13
Vice President and	22,125	9,375	$10.13	8/2/14
Chief Financial Officer	18,750	18,750	$18.87	8/1/15
	6,250	18,750	$15.09	8/9/16
	6,250	18,750	$10.68	2/2/17
	—	25,000	$10.68	1/29/18

Options Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David S. Seltzer President, Chief Executive Officer, Secretary, and Treasurer	112,500	852,000	0	0
William Peters Vice President and Chief Financial Officer	0	0	0	0

The Company does not maintain a pension plan, or nonqualified deferred contribution or other nonqualified deferred compensation plans.

Involuntary Termination. Our employment contracts with Mr. David Seltzer and Mr. William Peters provide for severance pay and other payout amounts in the event that employment is terminated other than for cause or voluntary termination.

Mr. David Seltzer’s employment agreement provides that in the event of a termination of employment by the Company without cause, the Company shall pay to Mr. Seltzer his Base Salary up to the end of the month in which such termination occurs. The employment agreement further provides that in the event of Mr. Seltzer’s death or total disability, he will be paid his Base Salary for the remaining term of the agreement; provided, however, that in the case of a total disability, the Base Salary paid to Mr. Seltzer shall be reduced by any proceeds paid to Mr. Seltzer, his designee or estate, from a disability insurance policy owned by the Company. In addition, if Mr. Seltzer is terminated by the Company without cause or in the event of Mr. Seltzer’s death or total disability, he will also be paid an amount equal to the product of (i) the bonus for the year in which such termination, death or total disability occurred and (ii) a fraction, the numerator of which is the number of months during such year which Mr. Seltzer was employed by the Company through and including the month of his death, total disability or termination of employment, and the denominator of which is twelve.

If Mr. William Peters is terminated, or if he terminates his employment for Good Reason, as defined in his employment agreement, then the Company will pay to him the sum of (i) his salary for the greater of six (6) months or the balance of the term of his agreement and (ii) the pro rata portion of his annual bonus for the prior year. The severance shall be payable weekly. In addition, the Company will continue to keep in effect all health, insurance and welfare benefits for a period of the lesser of six months from the date of termination or until Mr. Peters obtains similar benefits from a new employer. Mr. Peters will not be entitled to severance if the Company gives six months advance written notice that a decision not to renew his agreement has been made by the Company.

Change in Control. In the event of a change in control our employment contract with Mr. David Seltzer provides for severance pay equal to three years of the current base salary, the bonus declared payable to him for the preceding calendar year, the continuation of health care benefits for 24 months, the continuance of his automobile lease then in effect, but not more than 3 years, and provides appropriate outplacement services not to exceed $15,000. The payment of the severance and bonus shall be made as soon as practicable after termination of employment, but in no event more than thirty days after termination.

Our employment contract with Mr. William Peters provides in the event of a change in control for severance pay equal to 2 times the current base salary which equals the sum of (i) his annual salary on the day preceding the change in control and (ii) the annual bonus for the year immediately preceding the change in control. This amount will be made in a lump sum payment within 15 days after the change in control. All insurance and welfare payments will also continue for the lesser of one year or the eligibility of similar benefits from a new employer.

A “Change of Control” shall be deemed to occur upon the earliest to occur after the date of the Agreement of any of the following events:

(a) Acquisition of Stock by Third Party. Any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing forty (40%) percent or more of the combined voting power of the Company’s then outstanding securities and such person initiates actions to cause the Company to enter into a transaction or series of transactions with such person or a third party without the prior consent or request of the Board of Directors;

(b) Change in Board of Directors. The date when continuing Directors cease to be a majority of the Directors then in office, it being understood that it shall not be deemed a Change in Control as long as the majority of the Directors were nominated by the continuing Directors;

(c) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity; and

(d) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Potential Payments Upon Termination of Employment or Change in Control

The following information and table set forth the amount of payments to each of our Named Executive Officers in the event of a termination of employment as a result of involuntary termination and termination following a change in control.

Assumptions and General Principles. The following assumptions and general principles apply with respect to the following table and any termination of employment of a Named Executive Officer:

•	The amounts shown in the table assume that each Named Executive Officer was terminated on April 30, 2008. Accordingly, the table reflects amounts earned as of April 30, 2008 and includes estimates of amounts that would be paid to the Named Executive Officer upon the occurrence of a termination or change in control. The actual amounts to be paid to a Named Executive Officer can only be determined at the time of the termination or change in control.

•

Because we have assumed an April 30, 2008 termination date, each of the Named Executive Officers would have been entitled to receive 100% of the annual bonus payment made for fiscal year 2007 that was paid in fiscal 2008. If termination would occur in fiscal 2009, the bonus amount would be the bonus amount that the Board determined to pay out for the year ended April 30, 2008.

•

A Named Executive Officer may exercise any stock options that are exercisable prior to the date of termination and any payments related to these stock options are not included in the table because they are not severance payments.

Involuntary Termination	David Seltzer	William Peters
Prorated annual bonus compensation	$0	$35,000
Cash severance payment	35,000	303,000
Continued health care benefits and other	—	12,000

Total	$35,000	$350,000

Change in Control with Termination
Prorated annual bonus compensation	$0	$35,000
Cash severance payment	1,264,000	485,000
Continued health care benefits and other	82,000	$23,000

Total	$1,346,000	$543,000

Employment Agreements

David S. Seltzer — Chairman of the Board, President, Chief Executive Officer, Secretary and Treasurer

David S. Seltzer has served as Chairman of the Board since September, 2004. David S. Seltzer was elected to serve as President and Chief Executive Officer effective May 1, 1998. On March 28, 2007, the Company entered into an amended and restated executive employment agreement with David S. Seltzer pursuant to which Mr. Seltzer is to serve as President and Chief Executive Officer, effective May 1, 2007 through April 30, 2010. Mr. Seltzer received an annual base salary of $421,375 for the period May 1, 2007 through April 30, 2008 (“Base Salary”) and for each fiscal year thereafter during the term of the employment agreement, Mr. Seltzer will be paid a base salary equal to the sum of (a) the Base Salary for the immediately preceding fiscal year and (b) an amount determined by multiplying the Base Salary in effect for the immediately preceding fiscal year by five (5%) percent. Mr. Seltzer may also receive a bonus during each year of employment which shall be determined in accordance with an Executive Bonus Plan to be adopted by management and approved by the Company’s Compensation Committee. Such Executive Bonus Plan may be based on the Company meeting certain fiscal goals and also taking into account, among other things, progress towards strategic objectives not fully measured by pre-tax net income. Mr. Seltzer shall be eligible to receive options to purchase a minimum amount of 50,000 shares of the Company’s common stock. The employment agreement provides that in the event of a termination of Mr. Seltzer’s employment by the Company without cause, the Company shall pay to Mr. Seltzer his Base Salary up to the end of the month in which such termination of employment occurs. The employment agreement further provides that in the event of Mr. Seltzer’s death or total disability, he will be paid his Base Salary for the remaining term of the agreement; provided, however, that in the case of a total disability, the Base Salary paid to Mr. Seltzer shall be reduced by any proceeds paid to Mr. Seltzer, his designee or estate, from a disability insurance policy owned by the Company. In addition, if Mr. Seltzer is terminated by the Company without cause or in the event of Mr. Seltzer’s death or total disability, he will also be paid an amount equal to the product of (i) the bonus for the year in which such termination, death or total disability occurred and (ii) a fraction, the numerator of which is the number of months during such year which Mr. Seltzer was employed by the Company through and including the month of his death, total disability or termination of employment, and the denominator of which is twelve. The amended and restated employment agreement contains standard confidentiality provisions and indemnification provisions.

William Peters — Vice President and Chief Financial Officer

The Company has an employment agreement with William Peters, its Vice President and Chief Financial Officer which expires on July 31, 2009. On October 30, 2007 the Company entered into Amendment No. 1 to Mr. Peters’ employment agreement. The agreement automatically renews for successive one-year terms unless the Company provides a termination notice six months prior to the end of the term. Annual base salary through July 31, 2008 is $242,550 and $254,668 through July 31, 2009. The agreement provides for annual bonuses to be determined in accordance with performance goals set by the Compensation Committee of the Board of Directors and the President of the Company. The Compensation Committee and the President set a target equal to or greater than 25% of Mr. Peters’ annual salary. The employment agreement provides for severance payments to Mr. Peters equal to (i) the sum of his salary for the greater of 6 months or the balance of the term of the agreement and (ii) the pro rata portion of his annual bonus for the prior year of his employment in the event of termination. In the event of a termination upon total disability, the Company will pay to Mr. Peters the salary which would otherwise be payable to him during the continuance of such disability. Such employment agreement contains standard confidentiality provisions. In the event of a change in control the Company will pay or cause its successor to pay to Mr. Peters in a cash lump sum an amount equal to 2 times his annual salary on the day preceding the Change of Control plus his annual bonus for the year immediately preceding the Change of Control and health insurance and welfare benefits.

As described more fully below, this chart summarizes the annual cash compensation for the Company’s non-employee directors during fiscal year 2008.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Martin M. Goldwyn	8,000	-0-	54,000			62,000
Yashar Hirshaut, M.D.	8,000	-0-	59,000			67,000
Robert M. Holster	8,000	-0-	59,000			67,000
Anthony J. Puglisi	8,000	-0-	54,000			62,000
Reuben Seltzer	8,000	-0-	54,000	254,000	(2)	316,000
Bruce W. Simpson	8,000	-0-	59,000			67,000

(1)	Represents the dollar values of stock options are equal to the aggregate grant date fair value computed in accordance with SFAS 123(R), except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 12 of the Notes to Consolidated Financial Statements in the Company’s Form 10-K.
(2)	Represents non-employee compensation received by Mr. Reuben Seltzer for new business development and legal services.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into a document filed with the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Audit Committee of the Board of Directors (the “Committee”) is comprised of three (3) independent non-employee directors during fiscal year 2008. The responsibilities of the Committee are set forth in its written charter (the “Charter”). The Board of Directors adopted an amended charter of the Audit Committee, which was attached to the Company’s Proxy Statement dated October 11, 2007.

The duties of this Committee include oversight of the financial reporting process for the Company through periodic meetings with the Company’s independent auditors and management of the Company to review accounting, auditing internal controls and financial reporting matters.

During fiscal year 2008 this Committee held 6 meetings. The Company’s senior financial management were in attendance at each meeting and the independent auditors were in attendance at 5 meetings.

The management of the Company is responsible for the preparation and integrity of financial information and related systems of internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles and to maintain internal controls over financial reporting and upon the Company’s independent auditors to review (in the case of quarterly financial statements) or audit (in the case of its annual financial statements), as applicable, such financial statements in accordance with generally accepted auditing standards.

The Committee has reviewed and discussed with senior management the Company’s audited financial statements for the fiscal year ended April 30, 2008, included in the Company’s 2008 Annual Report to Stockholders. Management has confirmed to the Committee that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging the Committee’s oversight responsibility for the audit process, we have discussed with Eisner LLP (“Eisner”), the Company’s independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committees). SAS 61 requires the Company’s Independent Auditors to provide the Committee with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit. The Committee discussed with the Company’s independent auditors, with and without management present, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Committee has obtained from Eisner a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) with respect to any relationship between Eisner and the Company which in their professional judgment may reasonably be thought to bear on independence. Eisner has discussed its independence with the Committee, and has confirmed in its letter to the Committee that, in its professional judgment, it is independent of the Company within the meaning of the United States securities laws.

Based upon the foregoing review and discussions with senior management of the Company, the Committee has recommended to the Company’s Board that the financial statements prepared by the Company’s management, and audited by its independent auditors be included in the Company’s 2008 Annual Report to Stockholders, and that such financial statements also be included in the Company’s Annual Report on Form 10-K, for filing with the United States Securities and Exchange Commission. The Committee also has recommended to the Board the reappointment of Eisner as the Company’s independent auditors for fiscal 2009, and the Board has concurred in such recommendation.

As specified in the Charter, it is not the duty of this Committee to plan or conduct audits or to determine if the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management and independent auditors. In giving its recommendations to the Board, the Committee has relied on (i) management’s representations to it that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent auditors with respect to such financial statements.

The members of the Audit Committee are independent as defined under the requirements of Rule 4200(a)(14) of the NASDAQ listing standards.

Presented by the members of the Audit Committee:

Yashar Hirshaut, M.D.

Robert M. Holster

Anthony J. Puglisi

Certain Relationships and Related Transactions

For the fiscal year ended April 30, 2008, Mr. Reuben Seltzer was engaged by the Company to provide new business development and legal services. For such services, Mr. Reuben Seltzer received $254,000. Mr. Reuben Seltzer is a director of the Company and the brother of David S. Seltzer, the Company’s Chairman, President, Chief Executive Officer, Secretary and Treasurer.

The Company and Reuben Seltzer have a 17.7% and 17.7% interest, respectively, in Marco Hi-Tech JV LLC, a New York limited liability company (“Marco Hi-Tech”), which markets raw materials for nutraceutical products. Additionally, the Company has an investment in an available for sale security Neuro-Hitech, Inc., of which Reuben Seltzer is a shareholder and director. The Company has a 9% interest in Neuro-Hitech, Inc.

The Company is jointly developing a generic product outside of its area of expertise with EMET Pharmaceuticals, LLC, formerly known as XCell Pharmaceuticals, LLC (“EMET”) and another company. Mr. Reuben Seltzer is a principal of EMET. During the fiscal year, the Company spent approximately $1,591,000 on this project, which was included in research and development expense.

Tashlik, Kreutzer, Goldwyn & Crandell P.C. received $256,000 in legal fees for services performed for the Company during the Company’s fiscal year ended April 30, 2008. Mr. Martin M. Goldwyn, an officer of such firm, is a director of the Company.

The Company believes that material affiliated transactions between the Company and its directors, officers, principal stockholders or any affiliates thereof have been, and will be in the future, on terms no less favorable than could be obtained from unaffiliated third parties.

Review and Approval or Ratification of Transactions with Related Persons

The Company has adopted a policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners and their respective immediate family members. The policy is not in writing and the Committee has not adopted any pre-approvals under the policy. The related parties transaction described above is subject to, and has been approved and ratified, under this policy.

The policy provides that the Audit Committee reviews all related party transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. A summary of any new transactions is provided to the Board for its review in connection with each regularly scheduled Committee meeting.

PROPOSAL 2:    RATIFICATION OF INDEPENDENT AUDITORS

The Company is asking the stockholders to ratify the appointment of Eisner LLP as the Company’s independent auditors for the fiscal year ending April 30, 2009.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company’s and its stockholders’ best interests.

Eisner LLP has audited the Company’s financial statements annually since fiscal 1992. Its representatives will be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

Eisner LLP has served as the auditors for the Company for the fiscal year ended April 30, 2008. Eisner LLP billed or is expected to bill us $370,000 and $399,000, in the aggregate, for professional services for the audit of our annual financial statements and audit of the Company’s internal controls in compliance with the Sarbanes-Oxley Act of 2002 for fiscal 2008 and 2007, respectively, and for the review of our interim financial statements which are included in our quarterly reports on Form 10-Q for fiscal 2008.

Audit Related Fees

Eisner LLP billed or is expected to bill us $75,000 and $39,000 for other audit-related fees for fiscal 2008 and 2007, respectively. Other audit-related fees related primarily to services rendered in connection with our filing of registration statements with the SEC, 401(k) plan audits and due diligence in connection with potential acquisitions and accounting consultations.

Tax Fees

Eisner LLP billed or is expected to bill the Company $56,000 and $36,000 for fiscal 2008 and 2007, respectively, for tax services, including tax compliance.

All Other Fees

The Company did not engage Eisner LLP for professional services other than those services captioned “Audit Fees”, “Audit Related Fees” and “Tax Fees” in fiscal 2008.

All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by Eisner LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing function.

Financial Information Systems Design and Implementation Fees

Eisner LLP did not provide and did not bill nor was paid any fees for financial information systems design and implementation services in fiscal 2008 and 2007 as described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

Policy on Audit Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1. Audit services include audit and review work performed on the financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent auditor’s tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in the area of corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.

4. Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves independent auditor services within each category. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF EISNER LLP TO SERVE AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING APRIL 30, 2009.

OTHER BUSINESS

The Board does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth above. If any other matter should be presented properly, it is the intention of the persons named as proxies to vote on such matters in accordance with their judgment.

Voting Procedures

Directors of the Company must be elected by a plurality of the vote of the shares of Common Stock present in person or represented by proxy at the Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee’s achievement of a plurality.

With respect to any other matter that may be submitted to the stockholders for a vote, the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Meeting for a particular matter is required to become effective. With respect to abstentions, the shares are considered present at the Meeting for the particular matter, but since they are not affirmative votes for the particular matter, they will have the same effect as votes against the matter. With respect to broker votes, the shares are not considered present at the Meeting for the particular matter as to which authority to vote on a particular matter is withheld from the broker.

No Incorporation by Reference

In our filings with the SEC, information is sometimes “incorporated by reference”. This means that we are referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” specifically are not incorporated by reference into any other filings with the SEC.

This proxy statement is sent to you as part of the proxy materials for the 2008 Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our Common Stock.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals by stockholders which are intended to be presented at the 2009 Annual Meeting must be received by the Company at its principal executive offices on or before May 26, 2009.

Annual Report

The Company’s Annual Report containing audited financial statements for the fiscal year ended April 30, 2008 accompanies this Proxy Statement. THE COMPANY WILL SEND TO A STOCKHOLDER, UPON REQUEST WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED APRIL 30, 2008, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST MUST BE DIRECTED TO THE ATTENTION OF DAVID S. SELTZER, SECRETARY, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

By Order of the Board of Directors,

HI-TECH PHARMACAL CO., INC.

David S. Seltzer

Chairman, President, Chief Executive Officer,

Secretary and Treasurer

Dated: October 7, 2008

APPENDIX A

HI-TECH PHARMACAL CO., INC.

COMPENSATION COMMITTEE CHARTER

1.	Purposes

The principal purposes of the Compensation Committee (the “Committee”) are to discharge those responsibilities of the Board of Directors of the Company (the “Board”), relating to the compensation or employment of officers, directors, employees and consultants, that are delegated to the Committee, and to advise the Board with respect to those Board responsibilities relating to the compensation or employment of officers, directors, employees and consultants that are not delegated to the Committee. In carrying out its responsibilities, the Committee shall seek to achieve the Board’s ultimate objective of providing the Company with compensation and employment arrangements that will attract, retain, motivate and reward keep personnel, that are externally competitive and internally equitable, and that are appropriately based on and reflective of performance. The Board recognizes that the compensation and employment of officers, directors, employees and consultants are complex matters that are profoundly important to the Company and its shareholders, and believes that many of the Board’s responsibilities with respect to the compensation and employment of such persons can be most effectively discharged by a Board committee that focuses on those issues regularly and thereby acquires a familiarity and expertise with the subject matter that may be impractical for the full Board to achieve.

2.	Organization

A. Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B. Membership.    The Committee shall consist of three or more members of the Board, each of whom has been determined by the Board to be “independent” in accordance with applicable listing standards of NASDAQ. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, unless the Board makes an exception in a specific case. The Board shall appoint each member of the Committee annually, subject to removal at any time by the Board, with or without cause. Each Committee member shall serve until his Committee service is terminated by the Board or by the member’s resignation. The Board shall designate one member of the Committee to convene and chair all sessions of the Committee and set agendas for the meetings (the “Chair”).

C. Meetings and Procedures.    In order to discharge its responsibilities, the Committee shall meet as often as it may deem necessary or appropriate, either in person or telephonically, and at such times and places as the Committee shall determine in accordance with applicable law and the Bylaws of the Company. Meetings may be called by the Chair of the Committee, unless the Chair is unavailable, in which case by the Chairman of the Board or any two members of the Committee. Each member of the Committee shall be notified of each meeting. The presence in person or by telephone of a majority of the members of the Committee shall constitute a quorum for the transaction of the Committee’s business. However, the Committee shall have authority to create and delegate specific responsibilities to such standing or ad hoc subcommittees as it may determine to be necessary or appropriate for the discharge of its responsibilities; provided that, the subcommittee contains at least the minimum number of Board members to meet any regulatory requirements. Any such delegation may be revoked by the Committee at any time. The Committee may also act by the unanimous written consent of its members. To the extent practicable, the meeting agenda, draft minutes from the prior meeting and supporting materials shall be provided to members of the Committee prior to each meeting to allow time for review. Any member of the Board who is not a member of the Committee may attend any Committee meeting with the concurrence of the Chair or a majority of the Committee members in attendance. The Committee shall report regularly to the full Board with respect to its activities.

3.	Responsibilities

The following shall be the principal responsibilities of the Committee:

A. Goals and Objectives.    The Committee shall review and approve periodically, but no less frequently than annually, the Company’s goals and objectives relevant to compensation of the CEO and other Senior Officers and shall evaluate the performance of the CEO and Senior Officers in light of those goals and objectives and shall set the compensation level of the CEO and Senior Officers based on such evaluation.

B. Compensation Levels.    The Committee shall establish the compensation level (including base, incentive and other compensation) and direct and indirect benefits of the Company’s CEO and Executives. In determining compensation levels, the Committee shall consider, among other factors it deems appropriate from time to time, the Company’s overall annual financial and operating performance as well as total shareholder return (or other measures), the overall role and responsibility of the CEO and the Executives, the impact of each individual’s contributions as well as the compensation levels of CEOs with comparable positions at other similarly situated companies.

(i)	CEO—The Committee shall review the compensation level of the CEO and make recommendations regarding his compensation level to the non-employee directors of the Company. The Chair of the Committee shall be responsible for communicating to the CEO the evaluation of the performance of the CEO conducted by the Committee and the level of compensation approved for the CEO.

(ii)	Senior Officers—The Committee shall, in consultation with the CEO, determine the salaries and bonuses to be paid to the Company’s Senior Officers. The Committee may rely upon the recommendations of the CEO or any other officers in determining the salaries and bonuses to be paid to Senior Officers.

C. Adopt Compensation and Benefit Plans.    The Committee shall adopt such compensation, incentive, compensation, fringe benefit and employee benefit plans and arrangements for the Company’s officers, directors, employees and consultants as the Committee may deem advisable, and shall amend and terminate such plans and arrangements in accordance with their terms. However, if the adoption, amendment or termination of any such plan or arrangement requires full Board or shareholder approval, or will have a material effect on the Company from a financial standpoint, or affects the compensation of non-employee Board members, the Committee shall have direct responsibility to make recommendations to the Board with respect to the adoption, amendment or termination of such plan or arrangement.

D. Administer Plans.    The Committee shall fulfill the responsibilities of the Committee under the Company’s Amended and Restated Stock Option Plan and Directors Stock Option Plan and other incentive, compensation, fringe benefit or employee benefit plans and arrangements, subject to the terms and conditions of such plans and arrangements. The Committee’s responsibilities shall include, where applicable, to determine whether and when to grant awards under any such plans, determine the persons who shall receive such awards, determine the type and size of the award, determine the terms and conditions of the award, interpret the terms and conditions of the plans and any awards made thereunder, and make other determinations necessary for the administration of the plans.

E. Employment Contracts.    The Committee shall review and approve any contractual arrangements between the Company or its subsidiaries and any officer, director, or former officer or director of the Company or its subsidiaries, relating to the employment, severance, retirement or compensation of such person, including, but not limited to, change in control arrangements and deferred compensation arrangements.

F. Engage Executive Compensation Consultants.    If a compensation consultant is to assist in the evaluation of director, CEO or Senior Executive compensation, the Committee shall have sole authority to retain and terminate the consulting firm, including sole authority to approve the firm’s fees and other retention terms.

G. Produce Compensation Committee Report.    The Committee shall have direct responsibility to produce the compensation committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

H. Review Committee’s Performance.    The Committee may conduct a periodic evaluation of its performance, and from time to time shall review and recommend any changes it may deem advisable to the Board.

I. Other Responsibilities.    The Committee shall have such other responsibilities as the Board may from time to time assign to the Committee.

HI-TECH PHARMACAL CO., INC.

Annual Meeting

of

Stockholders

November 13, 2008

10:00 A.M.

Bank of America

300 Broad Hollow Road

Melville, New York 11747

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

PROXY

HI-TECH PHARMACAL CO., INC. RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES AND PROPOSALS LISTED BELOW	Please mark your votes like this	☒

1.      ELECTION OF NOMINEES - To elect each of 01 David S. Seltzer, 02 Reuben Seltzer, 03 Martin M. Goldwyn, 04 Yashar Hirshaut, M.D., 05 Jack van Hulst, 06 Anthony J. Puglisi and 07 Bruce W. Simpson to serve as director of the Company until the Company’s 2009 Annual Meeting of Stockholders.

FOR all nominees listed above (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed above	☐		FOR	AGAINST	ABSTAIN

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)				2. To ratify the appointment of Eisner LLP as the Company’s independent auditors for the fiscal year ending April 30, 2009.	☐	☐	☐

3. In their discretion upon such other matters as may properly come before the Meeting.

This Proxy will be voted as directed or, if no direction is given, will be voted FOR the election of the nominees and the approval of the proposals described herein.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date ,2008.

(Please sign your name exactly as it appears on your stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.)

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

PROXY

HI-TECH PHARMACAL CO., INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HI-TECH PHARMACAL CO., INC.

IN CONNECTION WITH ITS 2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 13, 2008

The undersigned stockholder of Hi-Tech Pharmacal Co., Inc. (the “Company”) hereby appoints David S. Seltzer and William Peters or either of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned may be entitled to vote at the 2008 annual meeting of stockholders of the Company to be held on November 13, 2008, and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the following purposes:

Please mark, sign, date and mail this proxy in the envelope provided.

(Continued on the reverse side)